EXHIBIT 99.01


OGE ENERGY CORP.'S OKLAHOMA GAS & ELECTRIC COMPANY FILES GENERATION EFFICIENCY PERFORMANCE RIDER (GER)

Oklahoma Gas & Electric  Company,  a wholly owned subsidiary of OGE Energy Corp.

(NYSE: OGE), today filed the Generation Efficiency  Performance Rider (GER) with the Oklahoma  Corporation  Commission.  The rider, which allows OG&E to retain a part of the fuel savings it achieves through efficiencies, will take effect July

1. Based on normalized  sales,  the GER is expected to decrease by approximately

$10 million from 1998.


Highlights:

o    Revenue  associated with the GER decreased from  approximately  $30 million in 1998 to approximately $20 million in 1999.


o    OG&E's  fuel cost  relative  to the  Southwest Power Pool increased from 73 percent of average to 85 percent of average.


o    The GER reduction should result in an 8 cent decrease in earnings per share for 1999.